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                                                                     EXHIBIT 5.1




                                                          May 1, 1998



SmarTalk TeleServices, Inc.
5500 Frantz Road, Suite 125
Dublin, Ohio 43017

Gentlemen:

                  We have acted as counsel to SmarTalk TeleServices, Inc., a California corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 3,033,052 shares of Common Stock, no par value (the "Shares"), of the Company which may be issued upon exercise of stock options pursuant to the 1996 Nonqualified Stock Option Plan and the 1996 Stock Incentive Plan (collectively, the "Plans") of the Company.

                  We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

                  Based on the foregoing, we are of the opinion that:

                  1. The issuance of the Shares upon exercise of options granted under the Plans has been lawfully and duly authorized; and

                  2. When the Shares have been issued and delivered in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                Very truly yours,


                            /s/ Dewey Ballantine LLP